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                                                                    Exhibit 21.1

                             Aerovox Incorporated
                                 Subsidiaries

Aerovox de Mexico S.A. de C.V.
Ave. Fernando Borreguero # 3328
Parque Industrial Juarez,
Cd. Juarez, Chihuahua CP32630
Mexico

Aerovox de Mexico S.A. de C.V.
Tezozomoc 239
San Antonio Azcapotzalco 02760
Mexico City, Mexico

BHC Aerovox Ltd.
20-21 Cumberland Drive
Granby Industrial Estate
Weymouth, Dorset DT4 9TE
England